                SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: December 23, 1997


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)

Item 5.  Other Events
---------------------

     Industry Restructuring
     ----------------------

     As previously reported, on November 25, 1997, legislation was signed into law by the Governor of Massachusetts which would provide Massachusetts utility customers with the ability to choose their electric supplier on March 1, 1998. The legislation provides a mechanism for the recovery by electric utilities of stranded costs resulting from industry restructuring. In October 1996, New England Electric System and its Massachusetts subsidiaries (New England Power Company and Massachusetts Electric Company) reached a settlement agreement with various governmental agencies and other interested parties, regarding recovery of stranded costs, divestiture of the NEES companies generating business, and other issues. The Massachusetts settlement agreement had been approved by the Massachusetts Department of Public Utilities (MDPU) on July 14, 1997.

     The legislation allows the Massachusetts Department of Telecommunications and Energy (MDTE, successor to the MDPU) to determine that previously approved settlement agreements substantially comply or are consistent with the legislation and may be implemented. On December 23, 1997, the MDTE ordered that the Massachusetts settlement substantially complies or is consistent with the legislation. The MDTE deferred to a later order its decision on certain tariff modifications proposed by Massachusetts Electric in response to the legislation.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM

                                   s/Alfred D. Houston
                              By
                                 Alfred D. Houston
                                 Executive Vice President and
                                 Chief Financial Officer


Date: December 30, 1997










The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.